CFO Commentary on Third Quarter Fiscal Year 2013 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q3 FY13	Q2 FY13	Q3 FY12	Q/Q	Y/Y
Revenue	$1,204.1	$1,044.3	$1,066.2	up 15.3%	up 12.9%
Gross margin	52.9%	51.8%	52.2%	up 1.1 p.p	up 0.7 p.p
Operating expenses	$384.4	$401.1	$359.6	down 4.2%	up 6.9%
Net income	$209.1	$119.0	$178.3	up 75.6%	up 17.3%
Earnings per share	$0.33	$0.19	$0.29	up 73.7%	up 13.8%

Non-GAAP Quarterly Financial Comparison*
(in millions except per share data)	Q3 FY13	Q2 FY13	Q3 FY12	Q/Q	Y/Y
Revenue	$1,204.1	$1,044.3	$1,066.2	up 15.3%	up 12.9%
Gross margin	53.1%	52.0%	52.5%	up 1.1 p.p	up 0.6 p.p
Operating expenses	$344.8	$342.5	$317.6	up 0.7%	up 8.6%
Net income	$245.5	$170.4	$217.0	up 44.0%	up 13.1%
Earnings per share	$0.39	$0.27	$0.35	up 44.4%	up 11.4%

*Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a contribution expense in the second quarter of fiscal 2013, and the tax impact associated with such items.

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q3 FY13	Q2 FY13	Q3 FY12	Q/Q	Y/Y
GPU	$739.6	$668.3	$644.8	up 10.7%	up 14.7%
Professional Solutions	220.6	196.3	230.3	up 12.4%	down 4.2%
Consumer Products	243.9	179.7	191.1	up 35.7%	up 27.6%
Total	$1,204.1	$1,044.3	$1,066.2	up 15.3%	up 12.9%

Revenue for the third quarter of fiscal 2013 was a record at $1.20 billion, up 15.3 percent sequentially and up 12.9 percent year-over-year. Our outlook for revenue was $1.15 billion to $1.25 billion.

Our consumer GPU business - which includes desktop, notebook, memory, license revenue from our patent cross license agreement with Intel, and the ramp-down of chipset (MCP) products as we exited the chipset business - had revenue of $739.6 million, up 10.7 percent sequentially and up 14.7 percent year-over-year.

Demand for our desktop GTX (enthusiast and PC gaming) products remained strong in the third quarter as we continued the launch of our Kepler™ based GPUs. Inventory in the channel remained healthy. As anticipated, notebook GPU revenue was at a record level on the strength of our Ivy Bridge design wins.

License revenue from our patent license agreement with Intel was flat at $66.0 million, unchanged from the previous and year-earlier quarters. MCP revenue declined to $3.3 million from $7.3 million the previous quarter and $22.4 million a year earlier.

Revenue for our Professional Solutions Business - which includes workstation graphics and computing - was $220.6 million, up 12.4 percent sequentially and down 4.2 percent year-over-year.

Our Quadro® business continued to be challenged in the current quarter by the macroeconomic environment, with weak economic conditions in Europe and softness in other geographies. Conversely, our Tesla business was up both sequentially and year-over-year. The increase was largely due to the first shipments of our new Kepler-based Tesla products to Oak Ridge National Labs in connection with the build of their new Titan supercomputer.

Revenue for our Consumer Products Business - which includes Tegra®-based smartphone and tablet products, Icera® baseband processors and RF transceivers, embedded products, and license, royalty, and other revenue associated with game consoles - was $243.9 million, up 35.7 percent sequentially and 27.6 percent year-over-year. The increase was largely attributable to record revenue for Tegra, as our Tegra 3 processors continued to ship in smartphone and tablet devices.

Gross Margin

We achieved record GAAP and non-GAAP gross margins in the current quarter. GAAP gross margin was 52.9 percent, compared with our outlook of 51.8 percent - up 1.1 percentage points sequentially and 0.7 percentage point year-over-year. Non-GAAP gross margin, which excluded stock-based compensation, was 53.1 percent, compared with our outlook of 52.0 percent - up 1.1 percentage points sequentially and 0.6 percentage point year-over-year.

Our gross margins continued to improve as we shipped more of our Kepler™ GPU products, including a greater mix into our high-end segments.

Expenses and Other

GAAP operating expenses for the third quarter were $384.4 million, below our outlook of approximately $390.0 million, and down from the prior quarter's $401.1 million. Non-GAAP operating expenses were $344.8 million, below our outlook of $350.0 million, and up from the prior quarter's $342.5 million. Non-GAAP operating expenses excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and a contribution expense in the second quarter of fiscal 2013.

The decrease in GAAP operating expenses over the prior quarter was due to the absence of a non-recurring charge of $20.1 million for the net present value of a charitable contribution, reductions in other compensation costs (including FICA) and discretionary expenses. These decreases were offset by planned hiring to support our strategic businesses and higher tape-out and other engineering-related costs. Non-GAAP operating expenses, which excluded the aforementioned charitable contribution charge and stock-based compensation, increased over the prior quarter due to planned hiring and tape-out and other engineering-related costs, offset by the reductions in other compensation costs and discretionary expenses.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q3 FY13	Q2 FY13	Q3 FY12
Stock-based compensation	$30.6	$29.6	$30.2
Amortization of acquisition-related intangible assets	4.4	4.1	5.4
Other acquisition-related costs	4.6	4.8	6.4
Contribution expense	—	20.1	—
Total	$39.6	$58.6	$42.0

GAAP income tax expense for the quarter was $44.5 million, or an effective tax rate of 17.6 percent, compared with our outlook of between 19 to 21 percent, and down 0.4 percentage point from the prior quarter's 18.0 percent. Non-GAAP income tax expense - excluding stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and a contribution expense in the second quarter of fiscal year 2013 - was $50.3 million, or an effective tax rate of 17.0 percent, compared with our outlook of between 19 to 21 percent, and down 0.4 percentage point from the prior quarter's 17.4 percent.

Our GAAP and non-GAAP income tax expense decreased from the prior quarter primarily due to an increase in profits earned outside the U.S., where the statutory tax rate is lower than the U.S.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $3.43 billion, up $156.7 million or 4.8 percent over the prior quarter, primarily as a result of net income.

Accounts receivable at the end of the quarter were $444.9 million, down $0.4 million from $445.3 million in the prior quarter. DSO at quarter-end was 34 days, down 5 days from 39 days in the prior quarter. Accounts receivable and DSO decreased in the current quarter despite the increase in revenue over the prior quarter, as a result of shipment linearity and strong collections.

Inventories at the end of the quarter were $429.0 million, up $41.8 million from $387.2 million in the prior quarter. DSI at quarter-end was 69 days, down one day from the prior quarter. The increase in inventory in the current quarter was largely attributable to production builds of our Kepler GPU products in support of expected demand, offset by declines in our Fermi™-based GPUs.

Depreciation and amortization expense for the third quarter amounted to $57.1 million. Capital expenditures were $44.7 million.

Cash flow from operating activities was $181.5 million in the third quarter of fiscal 2013, down $19.4 million compared with $200.9 million in the prior quarter.  The decrease over the prior quarter was primarily due to the absence of a tax refund received in the prior quarter, offset by higher net income, improved shipment linearity and strong collections. Free cash flow was $136.8 million in the third quarter of fiscal 2013 and $138.9 million in the prior quarter.

Fourth Quarter Outlook

Our outlook for the fourth quarter of fiscal 2013, is as follows:

•	Revenue is expected to be between $1.025 billion and $1.175 billion.

•	GAAP and non-GAAP gross margins are expected to be flat relative to the prior quarter, 52.9 percent and 53.1 percent, respectively.

•	GAAP operating expenses are expected to be approximately $400 million; non-GAAP operating expenses are expected to be approximately $359 million.

•
GAAP and non-GAAP tax rates are expected to be approximately 20 percent and 19 percent, respectively, plus or minus one percentage point. This estimate excludes any discrete tax events that may occur during the quarter, which, if realized, may increase or decrease our actual fourth quarter GAAP and non-GAAP tax rates. If the U.S. research tax credit is reinstated into tax law, we estimate our annual effective tax rate for the fiscal year 2013 to be approximately 16 percent.

We estimate depreciation and amortization for the fourth quarter to be approximately $58 million to $60 million. Capital expenditures are expected to be in the range of $60 million to $70 million.

Diluted shares for the fourth quarter are expected to be approximately 629 million.

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For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per share, and free cash flows. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a non-recurring contribution expense, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company's financial outlook for the fourth quarter of fiscal 2013; and the company's tax rate for the fourth quarter and fiscal year 2013 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 29, 2012. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2012 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, Quadro, Tesla, Fermi, Kepler, Icera and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 28,	July 29,	October 30,	October 28,	October 30,
	2012	2012	2011	2012	2011

GAAP gross profit	$636,658	$540,719	$556,717	$1,640,741	$1,566,504
GAAP gross margin	52.9%	51.8%	52.2%	51.7%	51.4%
Stock-based compensation expense included in cost of revenue (A)	2,489	2,649	3,049	7,664	8,274
Non-GAAP gross profit	$639,147	$543,368	$559,766	$1,648,405	$1,574,778
Non-GAAP gross margin	53.1%	52.0%	52.5%	51.9%	51.7%

GAAP operating expenses	$384,441	$401,096	$359,627	$1,176,075	$1,040,522
Stock-based compensation expense included in operating expense (A)	(30,580)	(29,606)	(30,180)	(93,229)	(92,644)
Amortization of acquisition-related intangible assets	(4,402)	(4,065)	(5,399)	(12,809)	(12,149)
Other acquisition-related costs (B)	(4,666)	(4,794)	(6,413)	(14,631)	(15,230)
Contribution expense (C)	—	(20,127)	—	(20,127)	—
Non-GAAP operating expenses	$344,793	$342,504	$317,635	$1,035,279	$920,499

GAAP net income	$209,080	$119,046	$178,273	$388,563	$465,065
Total pre-tax impact of non-GAAP adjustments	42,137	61,241	45,041	148,460	128,297
Income tax impact of non-GAAP adjustments	(5,755)	(9,839)	(6,302)	(23,583)	(17,092)
Non-GAAP net income	$245,462	$170,448	$217,012	$513,440	$576,270

Diluted net income per share
GAAP	$0.33	$0.19	$0.29	$0.62	$0.76
Non-GAAP	$0.39	$0.27	$0.35	$0.82	$0.94

Shares used in diluted net income per share computation	628,845	623,143	613,560	625,973	614,688
Metrics:
GAAP net cash flow provided by operating activities	$181,485	$200,886	$244,417	$373,163	$498,638
Purchase of property and equipment and intangible assets	(44,684)	(61,944)	(39,035)	(135,551)	(93,553)
Free cash flow	$136,801	$138,942	$205,382	$237,612	$405,085

(A) Excludes stock-based compensation as follows:	Three Months Ended			Nine Months Ended
	October 28,	July 29,	October 30,	October 28,	October 30,
	2012	2012	2011	2012	2011
Cost of revenue	$2,489	$2,649	$3,049	$7,664	$8,274
Research and development	$20,056	$18,885	$19,308	$60,148	$59,594
Sales, general and administrative	$10,524	$10,721	$10,872	$33,081	$33,050

(B) Other acquisition-related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.
(C) Net present value of a $25 million charitable contribution pledged on June 12, 2012 to Stanford Hospital and Clinic, payable over a ten year period..

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2013 Outlook

GAAP gross margin	52.9%
Impact of stock-based compensation (A)	0.2%
Non-GAAP gross margin	53.1%

Q4 FY2013 Outlook
(In millions)
GAAP operating expenses	$400.0
Stock-based compensation expense included in operating expense	(32.0)
Amortization of acquisition-related intangible assets	(4.0)
Other acquisition-related costs (B)	(5.0)
Non-GAAP operating expenses	$359.0

(A) Represents $2.7 million of stock-based compensation expense included in cost of revenue.
(B) Other acquisition related costs are comprised primarily of compensation charges related to the acquisition of Icera, Inc. that was completed on June 10, 2011.